Exhibit 99.1

RumbleOn Completes Acquisition of Freedom Powersports

Adds 13 strategic retail locations across Georgia, Alabama, and Texas, strengthening omnichannel offering focused on unparalleled powersports choice and customer experience

Affirms revenue and adjusted EBITDA outlook for full year 2021

IRVING, Texas – February 22, 2022 – RumbleOn, Inc. (NASDAQ: RMBL) (the “Company” or “RumbleOn”), the nation's first technology-based omnichannel powersports platform, today announced the completion of its previously announced acquisition of Freedom Powersports (“Freedom”). Freedom represents 15 leading manufacturers through 13 retail locations operated in Texas, Georgia, and Alabama, and its addition expands RumbleOn’s national presence to over 55 locations. The addition of Freedom supports the Company’s growth strategy by expanding and strengthening its omnichannel offering, driving efficiencies in the marketplace, and improving the customer experience.

RumbleOn also affirmed its prior revised proforma combined company revenue outlook of $1.55 billion to $1.60 billion, and adjusted EBITDA outlook of $115.0 million to $120.0 million for full year 2021.

“We are transforming the powersports industry and remain singularly focused on offering unparalleled choice and unmatched experience to our customers both online and in our retail locations. The opportunity set and our business fundamentals remain strong. Adding Freedom to our portfolio further strengthens our consumer offering, expands our national footprint, and deepens our leadership position in powersports. We are more excited than ever about our future and are thrilled to officially welcome the Freedom team to the RumbleOn family,” said Marshall Chesrown, RumbleOn’s Founder and CEO.

Freedom Powersports CEO, Kevin Lackey, commented, “RumbleOn is reimagining and rebuilding the customer experience within the powersports industry. The Company has already demonstrated the use of innovative technology to drive scale efficiencies across the entire value chain. On behalf of the entire Freedom team, we are thrilled to join RumbleOn on its mission to transform the powersports industry.”

Transaction Details

The acquisition of Freedom Powersports, which included all business and real estate assets, subject to customary net working capital and indebtedness adjustments, closed on Friday, February 18, 2022, for an aggregate consideration of approximately $130.0 million. The aggregate consideration consisted of approximately $83.4 million for the Freedom business and approximately $46.6 million for acquired real estate properties, including the payoff of outstanding mortgage debt on the real estate assets in the aggregate amount of approximately $27.0 million. The aggregate consideration was paid using cash on hand, $84.5 million drawn from the Company’s delayed draw term loan facility, and the issuance of 1,048,718 restricted shares of RumbleOn Class B common stock at a volume weighted average price of $29.45 per share. The restricted shares are subject to a six-month lock-up.

Mr. Lackey will join the RumbleOn management team in the Company’s Irving, Texas headquarters as the President of Retail for all Freedom locations, reporting to Mr. Chesrown. Daniel Arriaga, an operational executive at Freedom, has been appointed Regional Director of all Freedom retail locations, reporting to Mr. Lackey. In his new role, Mr. Arriaga will continue to lead daily operations for Freedom and round out the Company’s recently announced regional management structure.

Freedom has a history of unit growth, revenue expansion and EBITDA profitability. Freedom recorded over $220.0 million of revenue and over $25.0 million of adjusted EBITDA for 2021 (unaudited).

Outlook

RumbleOn affirmed its proforma combined company revenue outlook of $1.55 billion to $1.60 billion, and adjusted EBITDA outlook of $115.0 million to $120.0 million for full year 2021. The Company expects to provide a detailed outlook of its business for the full year 2022 during the upcoming earnings conference call discussing its fourth quarter and full year 2021 operational and financial results. As announced earlier, the Company has scheduled its fourth quarter and full year 2021 earnings release and conference call for March 16, 2022.

About RumbleOn

RumbleOn, Inc. is the nation's first technology-based omnichannel powersports platform. Headquartered in the Dallas Metroplex, RumbleOn is revolutionizing the customer experience for outdoor enthusiasts across the country and making powersport vehicles accessible to more people, in more places than ever before. To learn more please visit us online at https://www.rumbleon.com/.

Cautionary Note on Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the acquisitions, including the benefits of the acquisition. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed above together with the additional factors under the heading "Forward-Looking and Cautionary Statements" and "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2020, as may be supplemented or amended by the Company's Quarterly Reports on Form 10-Q and other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations Contact:

Will Newell

investors@rumbleon.com

Source: RumbleOn, Inc.